Pricing Supplement No. 1                                     Filing under Rule 424(b)(3)
Dated May 20, 1999                                            Registration No. 333-72251
(To Prospectus dated May 11, 1999
as supplemented by Prospectus
Supplement dated May 17, 1999)

                                [CONECTIV LOGO]
                                  $250,000,000

                          MEDIUM-TERM NOTES, SERIES A

                         ------------------------------

Principal Amount: $250,000,000                    Interest Payment Dates: June 1 and December 1,
Original Interest Accrual Date: May 26, 1999      beginning December 1, 1999
Stated Maturity Date: June 1, 2006                Regular Record Dates: May 15 and November 15
Interest Rate: 6.730%                             Redeemable at Company's Option: Yes [X] No [ ]
Issue Price (%): 100%

                         ------------------------------

Redemption Provisions: See Attachment 1 to this Pricing Supplement.

Underwriting Provisions: See Attachment 2 to this Pricing Supplement.

                         ------------------------------

LEHMAN BROTHERS
              BANC ONE CAPITAL MARKETS, INC.
                             CREDIT SUISSE FIRST BOSTON
                                          FIRST UNION CAPITAL MARKETS CORP.
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                                  ATTACHMENT 1

OPTIONAL REDEMPTION

     The Notes (all capitalized terms used herein and not otherwise defined having the meanings given them in the Prospectus Supplement attached hereto) will be redeemable at the option of the Company, in whole at any time or in part from time to time, at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed and (b) the sum of the present values of the remaining scheduled payments of principal of and interest on such Notes discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 10 basis points, plus, in either case, accrued interest to the date of redemption. For this purpose:

          "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term to the Stated Maturity Date of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

          "Comparable Treasury Price" means, with respect to the redemption of any Notes, the Reference Treasury Dealer Quotation (expressed as a percentage of principal amount) on the third Business Day next preceding the date fixed for such redemption or, if such Notes are to be defeased in accordance with Article 7 of the Indenture prior to such redemption date, then on the third Business Day next preceding the date of such defeasance; provided, however, that if more than one Reference Treasury Dealer has been appointed, "Comparable Treasury Price" means the arithmetical mean of the Reference Treasury Dealer Quotations.

          "Independent Investment Banker" means an independent investment banking institution of national standing appointed by Conectiv.

          "Reference Treasury Dealer" means each primary United States government securities dealer in The City of New York appointed by Conectiv.

          "Reference Treasury Dealer Quotation" means, with respect to a Reference Treasury Dealer and the redemption of any Notes, the average, as determined by Conectiv, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount and quoted in writing to Conectiv by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day next preceding the date fixed for such redemption or, if such Notes are to be defeased prior to such redemption date, then on the third Business Day next preceding such defeasance).

          "Treasury Rate" means, with respect to any date fixed for the redemption of any Notes or, if such Notes are to be defeased prior to such redemption date, the date of such defeasance.

          (a) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Stated Maturity Date of the Notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or

          (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the

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     Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date or defeasance date, as the case may be.

The Treasury Rate will be calculated on the third Business Day preceding such redemption date or defeasance date, as the case may be.

MANDATORY REDEMPTION

     The Notes will be redeemed by the Company, on the dates and in the principal amounts set forth below, at a redemption price of 100% of the principal amount thereof plus accrued interest to the redemption date:

MANDATORY                                                      PRINCIPAL
REDEMPTION DATE                                                  AMOUNT
---------------                                               ------------
June 1, 2002................................................  $100,000,000
June 1, 2003................................................  $ 50,000,000
June 1, 2004................................................  $ 50,000,000
June 1, 2005................................................  $ 30,000,000

     Any Notes remaining outstanding after June 1, 2005 will mature on the Stated Maturity Date.

     The principal amount of Notes to be redeemed on each mandatory redemption date set forth above shall be reduced on a pro rata basis by the principal amount of Notes which:

     (a) theretofore shall have been redeemed by the Company, at its option, in accordance with the provisions described above under "Optional Redemption";

     (b) are to be redeemed by the Company in accordance with the terms described above under "Optional Redemption" and which theretofore shall have been defeased in accordance with Article 7 of the Indenture; or

     (c) theretofore shall have been purchased or otherwise acquired by the Company and delivered to the Trustee at least 45 days prior to such redemption date;

and which shall not theretofore have been applied to the reduction of any mandatory redemption requirement. The pro rata reduction of any mandatory redemption requirement as aforesaid shall be evidenced by the delivery of a company order to the Trustee at least 45 days prior to the applicable redemption date.

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                                  ATTACHMENT 2

     The Agents named below have agreed, severally and not jointly, acting as principals, to purchase, and Conectiv has agreed to sell to them, severally, the respective principal amounts of Notes indicated below. The Distribution Agreement, as supplemented by a Terms Agreement dated May 20, 1999, provides that the several obligations of the Agents are subject to certain conditions as therein set forth. The Agents will be obligated to purchase all the Notes if any of the Notes are purchased.

                                                              PRINCIPAL AMOUNT
AGENT                                                             OF NOTES
-----                                                         ----------------
Lehman Brothers Inc. .......................................    $137,500,000
Banc One Capital Markets, Inc. .............................      37,500,000
Credit Suisse First Boston Corporation......................      37,500,000
First Union Capital Markets Corp. ..........................      37,500,000
                                                                ------------
                                                                $250,000,000
                                                                ============

     Conectiv has been advised by the Agents that the Agents propose to offer the Notes to the public initially at the offering price set forth on the cover of this Pricing Supplement and to certain dealers at such price less a selling concession of 0.35% of the principal amount on the Notes. The Agents may allow and each such dealer may reallow to other dealers a concession not exceeding 0.25% of the principal amount of the Notes. After the initial public offering, such public offering price and such concessions and reallowances may be changed.

     See "Supplemental Plan of Distribution" in the attached Prospectus Supplement and "Plan of Distribution" in the attached Prospectus for further information regarding the distribution of the Notes.

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